                                  EXHIBIT 11.1

               Lamar Advertising Company and Subsidiaries Earnings
                       Per Share Computation Information

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                       Year Ended         Year Ended         Year Ended
                                                       December 31,       December 31,       December 31,
                                                          2001                2000              1999
                                                      ------------        -----------        -----------
Net loss applicable to common stock                  $(108,999,000)      $(94,470,000)      $(44,900,000)
                                                      ============        ===========        ===========

Weighted average common shares outstanding              98,566,949         91,164,884         69,115,764
Shares issuable upon exercise of stock options                  --                 --                 --
Incremental shares of convertible debt                          --                 --                 --
                                                      ------------        -----------        -----------
Weighted average common shares and common
  equivalents outstanding                               98,566,949         91,164,884         69,115,764
                                                      ============        ===========        ===========

Net loss per common share basic and diluted          $       (1.11)      $      (1.04)      $      (0.65)
                                                      ============        ===========        ===========

The above earnings per share (EPS) calculations are submitted in accordance with Statement of Financial Accounting Standards No. 128. An EPS calculation in accordance with Regulation S-K item 601 (b) (11) is not shown above for the years ended December 31, 2001, 2000 and 1999 because it produces an antidilutive result. The following information is disclosed for purposes of calculating antidilutive EPS for that period.

                                                        Year Ended         Year Ended        Year Ended
                                                       December 31,       December 31,      December 31,
                                                          2001                2000             1999
                                                      ------------        -----------       -----------
Net loss applicable to common stock                  $(108,999,000)     $(94,470,000)     $(44,900,000)
Income impact of assumed conversions                     9,207,188         9,207,188         3,581,974
                                                     -------------      ------------      ------------
Loss available to common shareholders plus
   assumed conversion                                $ (99,791,812)     $ 85,262,812      $(41,318,026)
                                                     =============      ============      ============

Weighted average common shares outstanding              98,566,949        91,164,884        69,115,764
Shares issuable upon exercise of stock options             617,855           591,498           599,363
Incremental shares from convertible debt                 6,216,210         6,216,210         2,418,361
                                                     -------------      ------------      ------------
Weighted average common shares plus dilutive
       potential common shares                         105,401,014        97,972,592        72,133,488
                                                     =============      ============      ============

Net loss per common share                            $       (0.95)     $       0.87      $      (0.57)
                                                     =============      ============      ============